Kansas City, MO - December 18, 2003

Interstate Bakeries Corporation (NYSE-IBC), the nation's largest wholesale baker and distributor of fresh baked bread and sweet goods, today reported diluted earnings per share of $0.16 on slightly lower net sales for the twelve-week second quarter ended November 15, 2003. Included in the quarter's results were restructuring charges of $2,060,000, or $0.03 per diluted share, related to the announced closing of the Company's Grand Rapids, Michigan bakery during the quarter, as well as costs related to certain closures and restructurings of several bakeries and thrift store locations initiated during fiscal 2003.

The Company said a reduction in unit volume was the primary driver in the quarter's decline in profit performance in comparison to the prior year. In addition, the Company continued to incur higher employee-related expenses and energy costs.

For the twelve weeks ended November 15, 2003, the Company reported:

o Net sales of $813,798,000, a 1.1 percent decrease in comparison to the prior year's $823,213,000.
o Operating income of $19,631,000, compared to the previous year's $27,900,000. Included in the second quarter fiscal 2004 operating income were restructuring charges of $2,060,000 while fiscal 2003 included restructuring charges of $1,450,000 and other charges of $3,591,000 related to a common stock award to our former Chief Executive Officer.
o    Net income of $7,127,000 compared to $11,636,000 in the prior year.
o Earnings per diluted share of $0.16 compared to the prior year's earnings of $0.26 per diluted share. Included in second quarter fiscal 2004 diluted earnings per share were restructuring charges of $0.03 per diluted share while fiscal 2003 diluted earnings per share included $0.02 per diluted share for restructuring charges and $0.05 per diluted share for other charges.

For the twenty-four weeks ended November 15, 2003, the Company reported:

o Net sales of $1,644,813,000, a 1.0 percent decrease in comparison to the prior year's $1,662,187,000.
o Operating income of $46,138,000, compared to the previous year's $79,391,000. Included in fiscal 2004 operating income were restructuring charges of $2,692,000 and in fiscal 2003 restructuring charges were $1,450,000 and other charges were $3,591,000.


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o    Net income of $18,317,000 compared to $38,767,000 in the prior year.
o Earnings per diluted share of $0.41 compared to the prior year's $0.85 per diluted share. Included in diluted earnings per share were restructuring charges of $0.04 and $0.02 per diluted share for fiscal 2004 and 2003, respectively, along with other charges of $0.05 per diluted share in fiscal 2003.

The Company reported sweet goods unit volume for the quarter was down 6.2 percent from last year while total bread volume fell 2.9 percent compared to a year ago. For the quarter, branded bread units sold were down 3.2 percent. "We continue to be concerned about our unit volume declines," said IBC's Chief Executive Officer, James R. Elsesser. "Impacting our unit volume comparisons, however, is some of the unprofitable unit volume we have eliminated over the last several months. We are continuing our efforts to identify the right prices for our products in today's competitive marketplace." In addition, cost pressures continue. "Energy and employee-related costs continue to increase. These rising expenses contributed to an increase in our cost of products sold for the quarter to 48.9 percent of net sales compared to 48.5 percent last year and an increase in selling, delivery and administrative expenses to 45.8 percent of net sales from 44.8 percent in the prior year. We are examining every aspect of the way in which we do business and working diligently to better control expenses, while maintaining unit volume and improving profitability," Mr. Elsesser said. The Company took several steps during the second quarter to improve performance, including:

o A company-wide reorganization announced in October. The reorganization is part of Program SOAR, a broad-based initiative designed to rationalize investment in production, distribution and administrative functions.
o    The closing of the Grand Rapids, Michigan bakery announced in November.
o A major revision to its nonunion retiree health care program announced in early December. This revision will require retirees to pay a greater portion of their monthly health care costs, which previously were absorbed by the Company. These changes, along with favorable claims experience, are projected to reduce pre-tax expense by approximately $10,000,000 to $12,000,000 per year beginning in the third quarter of fiscal 2004.

In addition, the Company has launched new advertising campaigns for Wonder bread and Hostess cake, as well as Home Pride Country breads in the midwest. Plus, it is continuing its market tests in several regions of the country to better understand the value equation in current market conditions. "Results of these market tests should aid us in developing strategies for future volume growth," Mr. Elsesser said.

Looking forward, Mr. Elsesser said, "While we intensify our efforts to re-engineer our business for the long-term, we will not lose sight of the need to identify areas, such as the changes to our nonunion retiree health care plans, which can immediately impact the bottom line. We will continue to work diligently to effect those changes necessary to move IBC to the next level."

Interstate Bakeries Corporation is the nation's largest wholesale baker and distributor of fresh baked bread and sweet goods, under various national brand names including Wonder, Hostess, Dolly Madison, Merita and Drake's. The


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Company, with 57 bread and cake bakeries located in strategic markets from coast to coast,  is  headquartered  in Kansas City, Missouri.

For information on the Company, please contact:
Paul E. Yarick
Senior Vice President - Finance and Treasurer
Interstate Bakeries Corporation
12 E. Armour Boulevard
Kansas City, Missouri 64111
(816) 502-4000

For all news media queries, please contact:
------------------------------------------
Mark D. Dirkes
Senior Vice President - Corporate Marketing
(816-502-4000

Conference Call:
----------------
Interstate Bakeries Corporation will conduct a conference call regarding the second quarter results on December 18, 2003 at 9:00 a.m. Central Standard Time
(CST). The call is open to the general public, interested stockholders, investors and securities analysts. The call-in begins at 8:50 a.m (CST). Contact the conference call operator at (800) 915-4836. The call will also be web cast at interstatebakeriescorp.com.

If you are unable to participate in the conference call, an audiotape of the call will be available at approximately Noon (CST) on December 18, 2003 until Midnight on December 31, 2003. You may listen to the audiotape by calling (973) 709-2089 and, the Passcode I.D. is 318802.

Forward Looking Statements:
---------------------------

The statements in this release that are not historical statements are forward-looking statements within the meaning of federal securities laws. These forward-looking statements include statements relating to pricing; expenses; volume; profitability; revisions to the nonunion retiree health care program; market tests and advertising campaigns; and changes resulting from our re-engineering efforts. These forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.

Factors that could cause actual results to differ materially include, but are not limited to, increased costs or delays in our re-engineering efforts or other problems related thereto; actions of competitors, including pricing policy and promotional spending; the availability and costs of raw materials, packaging, fuels and utilities, and the ability to recover these costs in the pricing of products, improved efficiencies and other strategies; the effectiveness of hedging activities; increased pension, health care, workers' compensation and other employee costs; the effectiveness of advertising and marketing spending; the availability of capital on acceptable terms; changes in general economic and business conditions (including in the bread and sweet goods markets); changes in consumer tastes or eating habits; any inability to protect our


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intellectual property rights; further consolidation in the food retail industry;
future product recalls or safety concerns; expenditures necessary to carry out cost-saving initiatives and savings derived from these initiatives; changes in our business strategies; bankruptcy filings by customers; costs associated with environmental compliance and remediation; actions of governmental entities, including regulatory requirements; increased costs and uncertainties related to periodic renegotiation of union contracts; changes in our relationship with employees and the unions that represent them; the outcome of legal proceedings to which we are or may become a party, including the securities class action filed after our February 11, 2003 press release; business disruption from terrorist acts, our nation's response to such acts and acts of war; and other factors. These statements speak only as of the date of this release, and we disclaim any intention or obligation to update or revise any forward-looking statements to reflect new information, future events or developments or otherwise, except as required by law. We have provided additional information in our Annual Report on Form 10-K for our fiscal year ended May 31, 2003 and Form 10-Q for our quarter ended August 23, 2003 filed with the Securities and Exchange Commission, which readers are encouraged to review, concerning other factors that could cause actual results to differ materially from those indicated in the forward-looking statements.






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                         INTERSTATE BAKERIES CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                                               (unaudited)
                                 Twelve Weeks             Twenty-Four Weeks
                                    Ended                        Ended
                             --------------------       ---------------------
                              Nov. 15,   Nov. 16,         Nov. 15,    Nov. 16,
                                2003       2002             2003        2002
                             --------    --------       ---------- ----------
Net sales                    $813,798    $823,213       $1,644,813 $1,662,187
                             --------    --------       ---------- ----------
Cost of products sold         397,641     398,993          804,542    798,449
Selling, delivery and
 administrative expenses      372,787     368,871          748,520    735,583
Restructuring charges           2,060       1,450            2,692      1,450
Other charges                       -       3,591                -      3,591
Depreciation and
 amortization                  21,679      22,408           42,921     43,723
                             --------    --------       ---------- ----------
                              794,167     795,313        1,598,675  1,582,796
                             --------    --------       ---------- ----------

Operating income               19,631      27,900           46,138     79,391
Interest expense - net          8,390       9,460           17,247     17,954
                             --------    --------       ---------- ----------
Income before income taxes     11,241      18,440           28,891     61,437
Income taxes                    4,114       6,804           10,574     22,670
                             --------    --------       ---------- ----------
Net income                 $    7,127  $   11,636     $     18,317  $  38,767
                             ========    ========       ========== ==========
Earnings per share:
  Basic                    $     0.16  $     0.26     $      0.41   $    0.87
                             ========    ========       ========== ==========
  Diluted                  $     0.16  $     0.26     $      0.41   $    0.85
                             ========    ========       ========== ==========

Average shares outstanding:
  Basic                        44,866      44,549          44,860      44,374
                             ========    ========       ========== ==========
  Diluted                      45,274      45,595          45,159      45,547
                             ========    ========       ========== ==========


Fiscal 2004 quarter results include restructuring charges of $2,060,000, or $0.03 per diluted share, related to the announced closing of a bakery during the quarter, as well as costs related to certain closures and restructurings of several bakeries and thrift store locations initiated during fiscal 2003. Such costs amounted to $2,692,000, or $0.04 per diluted share, for the fiscal 2004 year-to-date period.

Fiscal 2003 quarter and year-to-date results include restructuring charges of $1,450,000, or $0.02 per diluted share, related to the closing of a bakery and other charges of $3,591,000, or $0.05 per share, related to a common stock award to IBC's retired CEO.




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               CONSOLIDATED CONDENSED BALANCE SHEETS
                           (In thousands)



                                 (unaudited)
                                   Nov. 15,    May 31,
                                    2003        2003
                                 ----------  ----------
Assets
  Current assets:
    Accounts receivable          $  190,115  $  182,738
    Inventories                      74,239      79,728
    Other current assets             80,047      87,429
                                 ----------  ----------
  Total current assets              344,401     349,895
  Property and equipment-net        836,110     853,473
  Goodwill                          215,346     215,346
  Intangibles and other assets      231,364     226,977
                                 ----------  ----------
                                 $1,627,221  $1,645,691
                                 ==========  ==========
Liabilities and Stockholders'
 Equity
  Current liabilities:
    Long-term debt payable
     within one year             $   62,446  $   56,259
    Accounts payable                111,222     117,701
    Accrued expenses                255,876     251,621
                                 ----------  ----------
  Total current liabilities         429,544     425,581
  Long-term debt                    490,817     528,771
  Other long-term liabilities       362,805     365,582
  Stockholders' equity              344,055     325,757
                                 ----------  ----------
                                 $1,627,221  $1,645,691
                                 ==========  ==========